Exhibit 99.1

Time Inc. Increased Fourth Quarter Operating Income from $10 Million to $122 Million and Increased Fourth Quarter Adjusted OIBDA by 14% Year-Over-Year—the Highest Rates of Growth in Any Single Quarter Since Spin-Off in 2014
Time Inc.'s Digital Advertising Revenue Exceeded $500 Million in 2016, Increasing 55% Year-Over-Year
Time Inc.’s Digital Advertising Grew 63% Year-Over-Year During the Fourth Quarter
Time Inc.’s Digital Advertising Revenues Excluding Viant Grew 15% Year-Over-Year—Sequential Improvement for the Third Quarter in a Row
In December 2016, Time Inc. Joined the Top Ten for the First Time in U.S. Multi-Platform Unique Digital Audience According to comScore
NEW YORK, February 16, 2017 - Time Inc. (NYSE:TIME) reported financial results for its fourth quarter and year ended December 31, 2016.
Time Inc. President and CEO Rich Battista said, "We are pleased with our progress and achievements during the quarter and our execution against our plan. In 2017, we are well positioned to accelerate our growth across digital and other media. Time Inc. is a unique platform in today’s dynamic media environment. We combine world-renowned content and iconic brands at massive scale with best-in-class targeting, measurement and data capabilities, giving us a tremendous value proposition for both consumers and advertisers. In December, Time Inc. broke into the top ten for the first time in U.S. multi-platform unique digital audience according to comScore. We reached nearly 60% of the total U.S. adult digital audience. In 2016, our digital video experienced explosive growth, up nearly 150% year-over-year to an all-time high for video starts at 4.6 billion."

Results Summary
In millions (except per share amounts)	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
GAAP Measures
Revenues	$867	$877	$3,076	$3,103
Asset impairments	3	—	192	—
Goodwill impairment	1	—	1	952
Operating income (loss)	122	10	2	(823)
Net income (loss)	56	17	(48)	(881)
Diluted EPS	0.56	0.15	(0.49)	(8.32)
Cash provided by (used in) operations	89	27	195	154

Non-GAAP Measures
Adjusted OIBDA	$182	$159	$414	$440
Adjusted Net income (loss)	73	62	117	125
Adjusted Diluted EPS	0.75	0.58	1.17	1.10
Free cash flow	66	(53)	94	(58)
The Company’s Adjusted OIBDA, Adjusted Net income (loss), Adjusted Diluted EPS and Free cash flow are non-GAAP financial measures. See “Use of Non-GAAP Financial Measures” below and the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures in Schedules I through IV attached hereto.

FOURTH QUARTER AND FULL YEAR RESULTS
Revenues decreased $10 million or 1% in the fourth quarter of 2016 from the year-earlier quarter to $867 million. The stronger U.S. dollar relative to the British pound had a $22 million adverse impact on Revenues for the quarter ended December 31, 2016. Excluding the impact of U.S. dollar/British pound exchange rate changes, Revenues would have increased 1%, including the benefit of acquisitions.
For the full year 2016, Revenues decreased $27 million or 1% versus the prior year to $3.08 billion, primarily reflecting declines in Print and other advertising revenues and Circulation revenues, partially offset by growth in Digital advertising revenues primarily driven by acquisitions. The stronger U.S. dollar relative to the British pound had a $46 million adverse impact on Revenues for the year ended December 31, 2016. Excluding the impact of U.S. dollar/British pound exchange rate changes, Revenues would have increased 1%, including the benefit of acquisitions.
Advertising Revenues increased $25 million or 5% in the fourth quarter of 2016 from the year-earlier quarter to $509 million. The stronger U.S. dollar relative to the British pound had an $8 million adverse impact on Advertising revenues for the quarter ended December 31, 2016. Excluding the impact of U.S. dollar/British pound exchange rate changes, Advertising revenues would have increased 7%.
For the full year 2016, Advertising revenues increased $57 million or 3% from the prior year to $1.71 billion, reflecting an increase in Digital advertising revenues, primarily resulting from the benefit of the Viant acquisition and, to a lesser extent, growth in Digital advertising revenues relating to social media platforms and programmatic sales. Partially offsetting these increases was a decrease in Print and other advertising revenues attributable to fewer advertising pages sold, primarily resulting from the continuing trend of advertisers shifting advertising spending from print to other media, and lower average price per page of advertising sold. The stronger U.S. dollar relative to the British pound had a $16 million adverse impact on Advertising revenues for the year ended December 31, 2016. Excluding the impact of U.S. dollar/British pound exchange rate changes, Advertising revenues would have increased 4%.
Circulation Revenues decreased $31 million or 11% in the fourth quarter of 2016 from the year-earlier quarter to $247 million. The stronger U.S. dollar relative to the British pound had an $11 million adverse impact on Circulation revenues for the quarter ended December 31, 2016. Excluding the impact of U.S. dollar/British pound exchange rate changes, Circulation revenues would have decreased 7%.
For the full year 2016, Circulation revenues decreased $99 million or 9% from the prior year to $944 million, primarily due to the continued shift in consumer preferences from print to digital media, which resulted in lower domestic Subscription revenues and a decline in both international and domestic Newsstand revenues. The stronger U.S. dollar relative to the British pound had a $25 million adverse impact on Circulation revenues for the year ended December 31, 2016. Excluding the impact of U.S. dollar/British pound exchange rate changes, Circulation revenues would have decreased 7%.
Other Revenues, which include marketing and support services provided to third parties, branded book publishing, events and licensing, decreased $4 million or 3% in the fourth quarter of 2016 from the year-earlier quarter to $111 million. The stronger U.S. dollar relative to the British pound had a $3 million adverse impact on Other revenues for the quarter ended December 31, 2016. Excluding the impact of U.S. dollar/British pound exchange rate changes, Other revenues would have decreased 1%.
For the full year 2016, Other revenues increased $15 million or 4% from the prior year to $420 million, primarily driven by the benefit of acquisitions, partially offset by a decline in branded book publishing. The stronger U.S. dollar relative to the British pound had a $5 million adverse impact on Other revenues for the year ended December 31, 2016. Excluding the impact of U.S. dollar/British pound exchange rate changes, Other revenues would have increased 5%.

Revenues Summary
In millions	Three Months Ended December 31,			Year Ended December 31,
	2016	2015	% Change	2016	2015	% Change

Print and other advertising	$343	$382	(10)%	$1,200	$1,324	(9)%
Digital advertising	166	102	63%	512	331	55%
Advertising revenues	509	484	5%	1,712	1,655	3%

Subscription	169	185	(9)%	632	684	(8)%
Newsstand	68	84	(19)%	278	329	(16)%
Other circulation	10	9	11%	34	30	13%
Circulation revenues	247	278	(11)%	944	1,043	(9)%

Other revenues	111	115	(3)%	420	405	4%

Revenues	$867	$877	(1)%	$3,076	$3,103	(1)%

Costs of Revenues and Selling, General, and Administrative Expenses decreased $36 million or 5% in the fourth quarter of 2016 from the year-earlier quarter to $687 million. The stronger U.S. dollar relative to the British pound had an $18 million favorable impact on Costs of revenues and Selling, general and administrative expenses for the quarter ended December 31, 2016. Excluding the impact of U.S. dollar/British pound exchange rate changes, Costs of revenues and Selling, general and administrative expenses would have decreased 2%.
For the year ended December 31, 2016, Costs of revenues and Selling, general and administrative expenses increased $8 million to $2.69 billion from the prior year, primarily driven by costs of operations of digital investments and growth initiatives. Additionally, included in Selling, general and administrative expenses for the year ended December 31, 2016 and 2015 were $25 million and $10 million, respectively, of Other costs related to mergers, acquisitions, investments and dispositions which have been excluded from our Adjusted OIBDA calculation. These increases were partially offset by benefits realized from previously announced cost savings initiatives, real estate savings and noncash losses recognized in connection with the settlement of a domestic excess pension plan during the year ended December 31, 2015. The stronger U.S. dollar relative to the British pound had a $39 million favorable impact on Costs of revenues and Selling, general and administrative expenses for the year ended December 31, 2016. Excluding the impact of U.S. dollar/British pound exchange rate changes, Costs of revenues and Selling, general and administrative expenses would have increased 2%.
Restructuring and Severance Costs decreased $146 million or 86% in the fourth quarter of 2016 from the year-earlier quarter to $23 million. For the full year 2016, Restructuring and severance costs decreased $114 million or 60% from the prior year to $77 million. The higher Restructuring and severance costs in 2015 compared to 2016 were primarily driven by real estate consolidations in the fourth quarter of 2015, including the exit from our former corporate headquarters, partially offset by costs associated with the realignment program announced in July 2016 to unify and centralize the editorial, advertising sales and brand development organizations.
Operating Income (Loss) was income of $122 million and $10 million for the quarters ended December 31, 2016 and 2015, respectively. The increase in Operating income (loss) in the fourth quarter of 2016 compared to the fourth quarter 2015 was due to higher Restructuring and severance costs in the year-earlier quarter, which primarily related to real estate consolidations, including the exit from our former corporate headquarters.
Operating income (loss) was income of $2 million and a loss of $823 million for the years ended December 31, 2016 and 2015, respectively. The increase in Operating income (loss) during the year ended December 31, 2016 compared to the year ended December 31, 2015 was due to higher Restructuring and severance costs in the prior year, which primarily related to real estate consolidations, including the exit from our former corporate headquarters, partially offset by costs associated with the realignment program announced in July 2016 to unify and centralize the editorial, advertising sales and brand development organizations. Operating income for the year ended December 31, 2016 included noncash Asset impairments of $192 million, primarily related to an impairment of a domestic tradename intangible. Operating loss for the year ended December 31, 2015 was the result of a noncash Goodwill impairment charge of $952 million.
Adjusted OIBDA of $182 million for the quarter ended December 31, 2016 represented an increase of $23 million from the year-earlier quarter primarily due to higher Operating income. Adjusted OIBDA for the year ended December 31, 2016 of $414 million represented a decrease of $26 million from the prior year primarily due to lower Revenues and higher Costs of revenues and Selling, general and administrative expenses.

Cash Provided By (Used In) Operations increased $62 million in the fourth quarter of 2016 from the year-earlier quarter to $89 million. For the full year 2016, Cash provided by (used in) operations increased $41 million or 27% from the prior year to $195 million.
Free Cash Flow was an inflow of $66 million in the fourth quarter of 2016 versus an outflow of $53 million for the year-earlier quarter, primarily reflecting improvements in Cash provided by (used in) operations as well as lower Capital expenditures. For the full year 2016, Free cash flow was an inflow of $94 million versus an outflow of $58 million from the prior year, primarily reflecting lower capital expenditures.
On February 16, 2017, our Board of Directors declared a dividend of $0.19 per common share to stockholders of record as of the close of business on February 28, 2017, payable on March 15, 2017.
During the year ended December 31, 2016, we repurchased $50 million in aggregate principal amount of our 5.75% Senior Notes at a discounted price together with accrued interest for a total of $46 million. As a result of the repurchase, we recognized a pretax gain on extinguishment of debt of $4 million. During the fourth quarter of 2016, we repurchased 0.39 million shares of our common stock at a weighted average price of $13.48 per common share. During the year ended December 31, 2016, we repurchased approximately 7.72 million shares of our common stock at a weighted average price of $14.76 per share. Such repurchases were made in accordance with our Board of Directors' authorizations in November 2015.

OUTLOOK
Our Outlook for 2017 is as follows:

$ in millions
	2016 Actual(1)	Full Year 2017 Outlook Range(1)

Revenues	(1%)	~$3,000

Operating income (loss)	$2	$273	to	$287

Adjusted OIBDA	$414	At least $400 with a plan to be flat year-over-year

Capital expenditures	$101	$80	to	$90

(1) The Full Year 2016 results averaged a USD to GBP exchange rate of 1.3. The Full Year 2017 Outlook assumes USD to GBP exchange rate of 1.25.
The Company’s Adjusted OIBDA is a non-GAAP financial measure. See “Use of Non-GAAP Financial Measures” below and the reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure in Schedule V attached hereto.

CONFERENCE CALL WEBCAST

The Company’s conference call can be heard live at 8:30 am E.T. on Thursday, February 16, 2017.
To access a live audio webcast of the conference call, visit the Events and Presentations section of invest.timeinc.com.
The earnings press release and management presentation will be available on our website at invest.timeinc.com.

CONTACTS:
Investor Relations
Jaison Blair (212) 522-5952
Tanya Levy-Odom (212) 522-9225

USE OF NON-GAAP FINANCIAL MEASURES

Time Inc. utilizes Operating income (loss) excluding Depreciation and Amortization of intangible assets ("OIBDA"), Adjusted OIBDA, Adjusted Net income (loss), Adjusted Diluted EPS and Free cash flow, among other measures, to evaluate the performance of its business and its liquidity. We believe that the presentation of these measures helps investors to analyze underlying trends in our business and to evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market. We believe that these measures provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and help investors evaluate our liquidity and our ability to service our debt.

Some limitations of OIBDA, Adjusted OIBDA, Adjusted Net income (loss), Adjusted Diluted EPS and Free cash flow are that they do not reflect certain charges that affect the operating results of the Company’s business and they involve judgment as to whether items affect fundamental operating performance.

A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. OIBDA, Adjusted OIBDA, Adjusted Net income (loss), Adjusted Diluted EPS and Free cash flow should be considered in addition to, not as a substitute for, the Company’s Operating income (loss), Net income (loss), Diluted net income (loss) per common share and various cash flow measures (e.g., Cash provided by (used in) operations), as well as other measures of financial performance and liquidity reported in accordance with GAAP.
In addition, this earnings release includes comparisons that exclude the impacts of foreign currency exchange rate changes. These comparisons, which are non-GAAP measures, are calculated by assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute our constant currency results, we multiply or divide, as appropriate, our current year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior year average foreign exchange rates. We believe this provides useful supplemental information regarding our results of operations, consistent with how we evaluate our own performance.
ABOUT TIME INC.
Time Inc. (NYSE:TIME) is a leading content company that engages over 150 million consumers every month through our portfolio of premium brands across platforms. By combining our distinctive content with our proprietary data and people-based targeting, we offer highly differentiated end-to-end solutions to marketers across the multimedia landscape. Our influential brands include People, Time, Fortune, Sports Illustrated, InStyle, Real Simple and Southern Living, as well as approximately 50 diverse titles in the United Kingdom. Time Inc. has been extending the power of our brands through various acquisitions and investments, including Viant, an advertising technology firm with a specialized people-based marketing platform; The Foundry, Time Inc.’s creative lab and content studio; and the People Entertainment Weekly Network (PEN). The Company is also home to celebrated events, such as the Time 100, Fortune Most Powerful Women, People’s Sexiest Man Alive, Sports Illustrated’s Sportsperson of the Year, the Essence Festival and the Food & Wine Classic in Aspen.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Inc.’s businesses. More detailed information about these factors may be found in filings by Time Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Time Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

TIME INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions, except share amounts)

	December 31, 2016	December 31, 2015
ASSETS
Current assets
Cash and cash equivalents	$296	$651
Short-term investments	40	60
Receivables, less allowances of $203 and $248 at December 31, 2016 and 2015, respectively	543	484
Inventories, net of reserves	31	35
Prepaid expenses and other current assets	110	187
Total current assets	1,020	1,417

Property, plant and equipment, net	304	267
Intangible assets, net	846	1,046
Goodwill	2,069	2,038
Other assets	66	116
Total assets	$4,305	$4,884

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$598	$683
Deferred revenue	403	436
Current portion of long-term debt	7	7
Total current liabilities	1,008	1,126

Long-term debt	1,233	1,286
Deferred tax liabilities	210	242
Deferred revenue	86	89
Other noncurrent liabilities	328	332

Stockholders' equity
Common stock, $0.01 par value, 400 million shares authorized; 98.95 million and 106.03 million shares issued and outstanding at December 31, 2016 and 2015, respectively	1	1
Preferred stock, $0.01 par value, 40 million shares authorized; none issued	—	—
Additional paid-in-capital	12,548	12,604
Accumulated deficit	(10,732)	(10,570)
Accumulated other comprehensive loss, net	(377)	(226)
Total stockholders' equity	1,440	1,809
Total liabilities and stockholders' equity	$4,305	$4,884

TIME INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenues
Advertising
Print and other advertising	$343	$382	$1,200	$1,324
Digital advertising	166	102	512	331
Total advertising revenues	509	484	1,712	1,655
Circulation
Subscription	169	185	632	684
Newsstand	68	84	278	329
Other circulation	10	9	34	30
Total circulation revenues	247	278	944	1,043
Other	111	115	420	405
Total revenues	867	877	3,076	3,103
Costs of revenues
Production costs	175	199	653	703
Editorial costs	87	93	376	375
Other	75	40	260	130
Total costs of revenues	337	332	1,289	1,208
Selling, general and administrative expenses	350	391	1,398	1,471
Amortization of intangible assets	20	20	83	80
Depreciation	13	23	54	92
Restructuring and severance costs	23	169	77	191
Asset impairments	3	—	192	—
Goodwill impairment	1	—	1	952
(Gain) loss on operating assets, net	(2)	(68)	(20)	(68)
Operating income (loss)	122	10	2	(823)
Bargain purchase (gain)	—	—	(3)	—
Interest expense, net	17	19	68	77
Other (income) expense, net	9	(1)	18	2
Income (loss) before income taxes	96	(8)	(81)	(902)
Income tax provision (benefit)	40	(25)	(33)	(21)
Net income (loss)	$56	$17	$(48)	$(881)

Per share information attributable to Time Inc. common stockholders:
Basic net income (loss) per common share	$0.57	$0.15	$(0.49)	$(8.32)
Weighted average basic common shares outstanding	99.39	106.10	99.20	105.94
Diluted net income (loss) per common share	$0.56	$0.15	$(0.49)	$(8.32)
Weighted average diluted common shares outstanding	100.01	106.21	99.20	105.94
Cash dividends declared per share of common stock	$0.19	$0.19	$0.76	$0.76

TIME INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Year Ended December 31,
	2016	2015
Cash provided by (used in) operations	$195	$154
Cash provided by (used in) investing activities	(282)	216
Cash provided by (used in) financing activities	(258)	(236)
Effect of exchange rate changes on Cash and cash equivalents	(10)	(2)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(355)	132
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	651	519
CASH AND CASH EQUIVALENTS, END OF PERIOD	$296	$651

Schedule I

TIME INC.
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OIBDA
(Unaudited; in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Operating income (loss)	$122	$10	$2	$(823)
Depreciation	13	23	54	92
Amortization of intangible assets	20	20	83	80
OIBDA(1)	155	53	139	(651)
Asset impairments(2)	3	—	192	—
Goodwill impairment	1	—	1	952
Restructuring and severance costs	23	169	77	191
(Gain) loss on operating assets, net(3)	(2)	(68)	(20)	(68)
Pension settlements/curtailments	—	—	—	6
Other costs(4)	2	5	25	10
Adjusted OIBDA(5)	$182	$159	$414	$440
______________

(1)	OIBDA is defined as Operating income (loss) excluding Depreciation and Amortization of intangible assets.

(2)	Asset impairments primarily relate to a definite-lived tradename intangible.

(3)
(Gain) loss on operating assets, net primarily reflects the recognition of the deferred gain from the sale-leaseback of the Blue Fin building and a gain on sale of certain of our titles in 2016 and the gain from the sale-leaseback of the Blue Fin Building that was completed in the fourth quarter of 2015.

(4)
Other costs related to mergers, acquisitions, investments and dispositions during the periods presented are included within Selling, general and administrative expenses within the Statements of Operations.

(5)
Adjusted OIBDA is defined as OIBDA adjusted for impairments of Goodwill, intangible assets, fixed assets and investments; Restructuring and severance costs; (Gain) loss on operating assets, net; Pension settlements/curtailments; and Other costs related to mergers, acquisitions, investments and dispositions.

Schedule II

TIME INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME
(Unaudited; in millions)

	Three Months Ended December 31, 2016			Three Months Ended December 31, 2015
	Gross Impact	Tax Impact	Net Impact	Gross Impact	Tax Impact	Net Impact
Net income (loss)	$96	$(40)	$56	$(8)	$25	$17
Asset impairments(1)	3	(1)	2	—	—	—
Goodwill impairment	1	—	1	—	2	2
Restructuring and severance costs	23	(9)	14	169	(63)	106
(Gain) loss on operating assets, net(2)	(2)	—	(2)	(68)	—	(68)
(Gain) loss on extinguishment of debt(4)	—	—	—	(2)	1	(1)
Other costs(5)	2	—	2	5	1	6
Adjusted Net income (loss)(6)	$123	$(50)	$73	$96	$(34)	$62

	Year Ended December 31, 2016			Year Ended December 31, 2015
	Gross Impact	Tax Impact	Net Impact	Gross Impact	Tax Impact	Net Impact
Net income (loss)	$(81)	$33	$(48)	$(902)	$21	$(881)
Asset impairments(1)	192	(73)	119	—	—	—
Goodwill impairment	1	—	1	952	(9)	943
Restructuring and severance costs	77	(27)	50	191	(71)	120
(Gain) loss on operating assets, net(2)	(20)	4	(16)	(68)	—	(68)
Pension settlements/curtailments	—	—	—	6	(2)	4
Bargain purchase (gain)(3)	(3)	—	(3)	—	—	—
(Gain) loss on extinguishment of debt(4)	(4)	2	(2)	(2)	1	(1)
Other costs(5)	25	(9)	16	10	—	10
(Gain) loss on non-operating assets, net	—	—	—	(2)	—	(2)
Adjusted Net income (loss)(6)	$187	$(70)	$117	$185	$(60)	$125
________________________

(1)	Asset impairments primarily relate to a definite-lived tradename intangible.

(2)
(Gain) loss on operating assets, net primarily reflects the recognition of the deferred gain from the sale-leaseback of the Blue Fin building and a gain on sale of certain of our titles in 2016 and the gain from the sale-leaseback of the Blue Fin Building that was completed in the fourth quarter of 2015.

(3)	Bargain purchase (gain) relates to the acquisition of certain assets of Viant in the first quarter of 2016.

(4)	(Gain) loss on extinguishment of debt in connection with repurchases of our Senior Notes are included within Other (income) expense, net on the Statements of Operations.

(5)
Other costs related to mergers, acquisitions, investments and dispositions during the periods presented are included within Selling, general and administrative expenses within the Statements of Operations.

(6)
Adjusted Net income (loss) is defined as Net income (loss) adjusted for impairments of Goodwill, intangible assets, fixed assets and investments; Restructuring and severance costs; Gain (loss) on operating and/or non-operating assets; Pension settlements/curtailments; Bargain purchase (gain); (Gain) loss on extinguishment of debt; and Other costs related to mergers, acquisitions, investments and dispositions; as well as the impact of income taxes on the above items.

Schedule III

TIME INC.
RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS
(Unaudited; all per share amounts are net of tax)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Diluted net income (loss) per common share	$0.56	$0.15	$(0.49)	$(8.32)
Asset impairments(1)	0.02	—	1.20	—
Goodwill impairment	0.01	0.02	0.01	8.84
Restructuring and severance costs	0.15	1.00	0.50	1.12
(Gain) loss on operating assets, net(2)	(0.02)	(0.64)	(0.16)	(0.64)
Pension settlements/curtailments	—	—	—	0.04
Bargain purchase (gain)(3)	—	—	(0.03)	—
(Gain) loss on extinguishment of debt(4)	—	(0.01)	(0.03)	(0.01)
Other costs(5)	0.03	0.06	0.17	0.09
(Gain) loss on non-operating assets, net	—	—	—	(0.02)
Adjusted Diluted EPS(6)(7)	$0.75	$0.58	$1.17	$1.10
______________

(1)	Asset impairments primarily relate to a definite-lived tradename intangible.

(2)
(Gain) loss on operating assets, net primarily reflects the recognition of the deferred gain from the sale-leaseback of the Blue Fin building and a gain on sale of certain of our titles in 2016 and the gain from the sale-leaseback of the Blue Fin Building that was completed in the fourth quarter of 2015.

(3)	Bargain purchase (gain) relates to the acquisition of certain assets of Viant in the first quarter of 2016.

(4)	(Gain) loss on extinguishment of debt in connection with repurchases of our Senior Notes are included within Other (income) expense, net on the Statements of Operations.

(5)
Other costs related to mergers, acquisitions, investments and dispositions during the periods presented are included within Selling, general and administrative expenses within the Statements of Operations.

(6)
Adjusted Diluted EPS is defined as Diluted EPS adjusted for impairments of Goodwill, intangible assets, fixed assets and investments; Restructuring and severance costs; Gain (loss) on operating and/or non-operating assets; Pension settlements/curtailments; Bargain purchase (gain); (Gain) loss on extinguishment of debt; and Other costs related to mergers, acquisitions, investments and dispositions; as well as the impact of income taxes on the above items.

(7)
For periods in which we were in a net loss position, we have used the expected diluted shares in the calculation of Adjusted Diluted EPS as if we were in a net income position, without giving effect to the impact of participating securities.

Schedule IV

TIME INC.
RECONCILIATION OF CASH PROVIDED BY (USED IN) OPERATIONS TO FREE CASH FLOW
(Unaudited; in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Cash provided by (used in) operations	$89	$27	$195	$154
Less: Capital expenditures	(23)	(80)	(101)	(212)
Free cash flow(1)	$66	$(53)	$94	$(58)
______________

(1)
Free cash flow is defined as Cash provided by (used in) operations, less Capital expenditures. Capital expenditures for the three months ended and year ended December 31, 2016 reflect lower capital spending due to the completion of the relocation of our corporate headquarters and other properties in 2015.

Schedule V

TIME INC.
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OIBDA - 2017 OUTLOOK
(Unaudited; in millions)

	2016 Actual(1)	Full Year 2017 Outlook Range(1)
Operating income (loss)	$2	$273	to	$287
Depreciation	54	$60
Amortization of intangible assets	83	$75
OIBDA(2)	$139	$408	to	$422
Asset impairments, Goodwill impairment, Restructuring and severance costs, (Gains) losses on operating assets, net; Pension settlements/curtailments; and Other costs related to mergers, acquisitions, investments and dispositions	275	$(8)
Adjusted OIBDA(3)	$414	$400	to	$414
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(1)	The Full Year 2016 results averaged a USD to GBP exchange rate of 1.3. The Full Year 2017 Outlook assumes USD to GBP exchange rate of 1.25.

(2)	OIBDA is defined as Operating income (loss) excluding Depreciation and Amortization of intangible assets.

(3)
Adjusted OIBDA is defined as OIBDA adjusted for impairments of Goodwill, intangibles, fixed assets and investments; Restructuring and severance costs; (Gain) loss on operating assets, net; Pension settlements/curtailments; and Other costs related to mergers, acquisitions, investments and dispositions.